UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Report as of October 22, 2003

GENERAL BINDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-2604
(Commission File Number)

36-0887470
(I.R.S. employer identification No.)

One GBC Plaza,
Northbrook, Illinois 60062
(Address of principal executive offices, including zip code)

(847) 272-3700
(Registrant's telephone number, including area code)

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

99.1  Press release of Registrant dated October 21, 2003.
99.2  Tables to press release of Registrant dated October 21, 2003.

Item 9. Regulation FD Disclosure (Information furnished in this Item 9 is furnished pursuant to Item 12).

Registrant is furnishing its press release and related tables to the press release dated October 21, 2003, which reports Registrant's third quarter 2003 results, pursuant to Item 12, "Results of Operations and Financial Condition", of Form 8-K. The press release and related tables are included herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

                                                                                                                          GENERAL BINDING CORPORATION

                                                                                                                           By: /s/ Steven Rubin
                                                                                                                                   Steven Rubin
                                                                                                                                   Vice President, Secretary &
                                                                                                                                   General Counsel
                                                                                                                                   October 22, 2003

2

EXHIBIT 99.1

GBC REPORTS 3rd QUARTER 2003 RESULTS
Improved EPS and Total Segment Operating Income on Stable Sales

Northbrook, IL, October 21, 2003 -- General Binding Corporation (Nasdaq: GBND) today announced results for the third quarter of 2003. Sales totaled $175 million, approximately level with last year, and total segment operating income for the quarter increased by $2.0 million, or 16%. In addition, the Company reported diluted earning per share of $0.30 per share, compared to a net loss last year of $(0.03) per share, which included $2.5 million of charges.

"We are not yet seeing sustained revenue growth across our businesses, as soft markets and capital spending constraints at many of our customers continued to affect us in the third quarter," said Dennis Martin, GBC's Chairman, President and CEO. "Strong sales trends with some of our new products are being offset by declines in more traditional lines of business, particularly the visual communication boards in our Commercial and Consumer Group and the U.S. commercial films business in the Industrial and Print Finishing Group. While GBC still enjoys strong name brand recognition and leading product positions in the majority of its markets, pricing pressure in certain markets is intensifying from both customers and competitors."

"Despite current market conditions, we are continuing to effectively manage the controllable areas of our businesses through the Operational Excellence initiatives we have been executing across the organization. Our margins continue to improve, and our operating costs continue to decline as a result of these activities."

"In addition, our ongoing focus on generating free cash flow allowed us to reduce our net debt by about $23 million during the quarter. Interest expense is also down materially as a result of lower interest rates achieved through the refinancing we completed at the end of the second quarter, as well as lower debt levels during the quarter."

3rd Quarter 2003 Results

Financial results for the quarter included the following highlights:

Sales totaled $175 million, roughly flat with the $176 million recorded for the third quarter of 2002. International sales within all of the Groups were positively affected by exchange rate movements. Sales in the Commercial and Consumer Group were stable at $119 million relative to last year, as continuing lower demand in visual communication products was offset by growth in the three-ring binder business. The Industrial and Print Finishing Group's sales were down $1.2 million, or 3.4%, as lower domestic commercial films sales were not completely offset by higher international films sales. Sales in the Europe Group were up $0.7 million, or 3.3%, due to favorable exchange rates.

The Company's gross profit margin increased by 0.5 points to 39.9% compared to the prior year, as the favorable impact of Operational Excellence initiatives and foreign exchange rates offset the adverse effect of slightly lower sales volumes and certain mix changes in the Commercial and Consumer Group.

Selling, service and administrative expenses were down $1.4 million, or 2.5%, compared to prior year, primarily due to lower levels of discretionary spending in the Commercial and Consumer Group.

Total segment operating income was $15.1 million, up $2.0 million compared to last year. Operating income in the Commercial and Consumer Group increased $2.0 million due to lower operating expenses. Income in the Industrial and Print Finishing Group was roughly flat, as reduced sales in the US commercial films business were offset by lower operating expenses. The Europe Group's operating income was up $0.5 million due to an improved gross profit margin resulting from sourcing initiatives and favorable exchange rates. Corporate expenses were higher in 2003 primarily due to increases in medical and insurance costs.

Interest expense totaled $7.6 million, down 25% from the $10.1 million recorded last year. The decrease was primarily due to lower interest rates on the Company's borrowings resulting from the Company's refinancings completed in the second quarter, as well as lower average debt levels during the quarter.

Net income totaled $0.30 per diluted share, compared to a net loss last year of $(0.03) per share, which included $2.5 million of charges.

Total net debt at the end of the quarter, adjusted for cash and equivalents, was $311 million, down $23 million from the amount outstanding at the end of the second quarter of the year and down a cumulative $12 million from year-end.

Nine-Month Results

For the first nine months of 2003, sales were $516 million, down 1.3% from the same period last year. The net loss for the period was $(0.01) per share, including pre-tax charges totaling $9.8 million, compared to a net loss of $(5.24) per share last year, including pre-tax charges of $8.0 million and the cumulative effect of the accounting change of $79 million, net of tax.

Conference Call

On October 22, 2003, at 10:00 a.m. Central Time, GBC's management will host a conference call to discuss the Company's third quarter 2003 results. The live presentation, and an archived replay, will be available via an internet webcast and can be accessed from the investor relations section of GBC's website at www.gbc.com or at www.streetevents.com.

GBC is a world leader in products that bind, laminate, and display information enabling people to accomplish more at work, school and home. GBC's products are marketed in over 100 countries under the GBC, Quartet, and Ibico brands, and they help people enhance printed materials and organize and communicate ideas.

This press release includes forward-looking statements involving uncertainties and risks, and there can be no assurance that actual results will not differ from the Company's expectations. The words "should," "believe," "anticipates," "plans," "may," "expects" and other expressions that indicate future events and trends identify forward-looking statements. Factors that could cause materially-different results include, among other things, competition within the office products and lamination film products markets, effects of general economic conditions, the restructuring activities associated with the integration and go-to-market strategies of the Company's business units, the ability of the Company's distributors to successfully market the Company's products and other risks described in the Company's filings with the S.E.C. The Company assumes no obligation to update its forward-looking statements.

Contact: Paul J. Bors, Corporate Treasurer
(847) 291-6187
inv-rel@gbc.com (E-mail)
www.gbc.com (GBC's web site)

EXHIBIT 99.2
GBC PRESS RELEASE AND TABLES

Exhibit A to
2003 Q3 Earnings Release

GENERAL BINDING CORPORATION
THREE AND NINE MONTHS  ENDED SEPTEMBER 30, 2003
 (Amounts in Thousands except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
CONSOLIDATED SUMMARY OF INCOME	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$ 175,092	$ 175,911	$ 515,677	$522,509
Cost of sales:
Product cost of sales, including development and engineering	105,143	106,590	310,066	316,830
Inventory rationalization and write-down charges	-	-	-	672
Selling, service and administrative	54,665	56,081	168,630	169,881
Amortization of intangible assets	188	187	565	664
Restructuring and other:
Restructuring	-	1,303	9,789	6,433
Other	-	119	-	877
Interest expense	7,546	10,053	27,091	30,298
Other expense (income), net	69	1,222	(119)	420
Income (loss) before taxes and cumulative effect of accounting change	7,481	356	(345)	(3,566)
Income tax expense (benefits)	2,595	777	(190)	627
Cumulative effect of accounting change, net of taxes (1)	-	-	-	79,024
Net income (loss)	$ 4,886 =====	$ (421) =====	$ (155) =====	$ (83,217) =======
Earnings per share:
Basic
Before cumulative effect of accounting change	$ 0.31	$ (0.03)	$ (0.01)	$ (0.26)
Cumulative effect of accounting change	-	-	-	(4.98)
Net income (loss) per share	$ 0.31 ====	$ (0.03) =====	$ (0.01) =====	$ (5.24) =====
Diluted
Before cumulative effect of accounting change	$ 0.30	$ (0.03)	$ (0.01)	$ (0.26)
Cumulative effect of accounting change	-	-	-	(4.98)
Net income (loss) per share	$ 0.30 ====	$ (0.03) =====	$ (0.01) =====	$ (5.24) =====
Avg. common shares outs. (basic)	15,984	15,927	15,966	15,866
Avg. common shares outs. (diluted)	16,553	15,927	15,966	15,866

(1) GBC implemented SFAS No. 142, "Goodwill and other Intangible Assets," in the first quarter of 2002. SFAS No. 142 subjects goodwill to a fair-value based impairment test. As a result of applying the impairment tests, GBC recorded a gross goodwill impairment of $110.0 million and an offsetting tax benefit of $31.0 million. These impairment charges were recorded as of January 1, 2002. This charge is non-cash and had no impact on the Company's operations.

Exhibit B to
2003 Q3 Earnings Release

GENERAL BINDING CORPORATION
SEGMENT INFORMATION
(Amounts in Thousands)

	Net Sales Three Months Ended September 30,		Net Sales Nine Months Ended September 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Commercial and Consumer Group	$ 118,818	$ 119,165	$ 339,855	$ 347,415
Industrial and Print Finishing Group	33,853	35,033	102,091	104,507
Europe	22,421	21,713	73,731	70,587
Total	$ 175,092 =======	$ 175,911 =======	$ 515,677 =======	$ 522,509 =======

	Segment Operating Income (1) Three Months Ended September 30,		Segment Operating Income (1) Three Months Ended September 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Commercial and Consumer Group	$ 16,417	$ 14,442	$ 39,321	$ 42,467
Industrial and Print Finishing Group	4,495	4,363	13,460	13,816
Europe	185	(363)	2,679	(183)
Unallocated corporate items	(6,001)	(5,389)	(19,044)	(20,966)
Total	$ 15,096 ======	$ 13,053 ======	$ 36,416 ======	$ 35,134 ======

	Reconciliation of Segment Operating Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total segment operating income	$ 15,096	$ 13,053	$ 36,416	$ 35,134
Interest expense	7,546	10,053	27,091	30,298
Restructuring and other expenses	-	1,422	9,789	7,982
Other expense (income)	69	1,222	(119)	420
Income (loss) before taxes and cumulative effect of accounting change	$ 7,481 =====	$ 356 ====	$ (345) =====	$ (3,566) ======

Notes
(1) Segment operating income is defined as net sales less product cost of sales, selling, service and administrative expenses and amortization of intangibles. Inventory rationalization and write-down charges, restructuring and other expenses are not included in segment results. Additionally, certain expenses of a corporate nature and certain shared expenses are not allocated to the business groups.

Exhibit C to
2003 Q3 Earnings Release

GENERAL BINDING CORPORATION
BALANCE SHEET
(Amounts in Thousands)

		September 30, 2003	December 31, 2002
BALANCE SHEET SUMMARY
Assets		(Unaudited)
Current assets:
Cash and equivalents		$ 11,271	$ 18,251
Receivables, net		127,744	121,709
Inventories		90,093	91,920
Other		34,489	34,913
Total current assets		263,597	266,793
Capital assets, net		95,785	106,877
Other assets		186,955	180,839
Total Assets		$ 546,337 =======	$ 554,509 =======

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable		$ 46,345	$ 50,459
Accrued liabilities		92,208	86,579
Notes payable and current maturities		19,428	26,653
Total current liabilities		157,981	163,691
Long-term debt less current maturities		302,649	314,766
Other long-term liabilities		33,851	33,921
Total stockholders' equity		51,856	42,131
Total Liabilities and Stockholders' Equity		$ 546,337 =======	$ 554,509 =======

SELECTED FINANCIAL INFORMATION (Amounts in Thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Depreciation and amortization expense	$ 6,191 =====	$ 6,980 =====	$ 19,906 ======	$ 22,088 ======
Capital expenditures	$ 1,944 =====	$ 2,103 =====	$ 5,950 =====	$ 6,294 =====